MAYTAG CORPORATION
                                   Exhibit 12
                Computation of Ratio of Earnings to Fixed Charges
                 (Amounts in thousands of dollars except ratios)




                            Nine
                           Months
                           Ended           Year Ended December 31

                          9-30-94   1993     1992     1991    1990     1989

     Consolidated pre-tax
      income from
      continuing operations
      before cumulative
      effect of accounting
      changes            $195,120 $ 89,870 $  7,546 $123,417 $159,405 $206,972

     Interest expense      55,830   75,364   75,004   75,159   81,966   83,398

     Depreciation of
      capitalized interest  1,267    1,546      933      348       57

     Interest portion of
      rental expense        7,622   10,480   11,264   11,177    9,183    7,107

     Earnings            $259,839 $177,260 $ 94,747 $210,101 $250,611 $297,477


     Interest expense    $ 55,830 $ 75,364 $ 75,004 $ 75,159 $ 81,966 $ 83,398

     Interest capitalized     421    1,484    3,886    6,329    5,348

     Interest portion of
      rental expense        7,622   10,480   11,264   11,177    9,183    7,107

     Fixed Charges       $ 63,873 $ 87,328 $ 90,154 $ 92,665 $ 96,497 $ 90,505





     Ratio of earnings
      to fixed charges       4.07     2.03     1.05     2.27     2.60     3.29